Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2026-USNCH30546 Registration Statement Nos. 333-270327 and 333-270327-01 Dated February 19, 2026; Filed pursuant to Rule 433

Contingent Income Callable Securities Due March , 2030 Based on the Worst Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	Russell 2000® Index (ticker symbol: “RTY”), S&P 500® Index (ticker symbol: “SPX”) and EURO STOXX 50® Index (ticker symbol: “SX5E”)
Stated principal amount:	$1,000 per security
Pricing date:	February 27, 2026
Issue date:	March 4, 2026
Valuation dates:	Expected to be May 27, 2026, August 27, 2026, November 27, 2026, March 1, 2027, May 27, 2027, August 27, 2027, November 29, 2027, February 28, 2028, May 30, 2028, August 28, 2028, November 27, 2028, February 27, 2029, May 29, 2029, August 27, 2029, November 27, 2029 and February 27, 2030 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day for any underlying index or if certain market disruption events occur with respect to any underlying index.
Maturity date:	Unless earlier redeemed, March 4, 2030
Contingent coupon payment dates:	For each valuation date, the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed by us, the securities will pay a contingent coupon equal to 2.225% of the stated principal amount of the securities (8.90% per annum) if and only if the closing level of the worst performing underlying index on the related valuation date is greater than or equal to its coupon barrier level. If the closing level of the worst performing underlying index on any quarterly valuation date is less than its coupon barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Payment at maturity[1]:

Unless earlier redeemed by us, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final contingent coupon payment, if any):

•  If the final index level of the worst performing underlying index on the final valuation date is greater than or equal to its downside threshold level:
$1,000

•  If the final index level of the worst performing underlying index on the final valuation date is less than its downside threshold level:
$1,000 + ($1,000 x the index return of the worst performing underlying index on the final valuation date)

If the final index level of the worst performing underlying index on the final valuation date is less than its downside threshold level, you will receive less, and possibly significantly less, than 70.00% of the stated principal amount of your securities at maturity.

Initial index level:	For each underlying index, its closing level on the pricing date
Final index level:	For each underlying index, its closing level on the final valuation date
Coupon barrier level:	For each underlying index, 70% of its initial index level
Downside threshold level:	For each underlying index, 70% of its initial index level
Worst performing underlying index:	For any valuation date, the underlying index with the lowest index return on that valuation date
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Potential redemption dates:	The contingent coupon payment dates related to the valuation dates beginning in August 2026 and ending in November 2029
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment, if any
Index return:	For each underlying index on any valuation date, (i) its closing level on that valuation date minus its initial index level, divided by (ii) its initial index level
CUSIP/ISIN:	17332UMX1 / US17332UMX18
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000095010326002391/dp241847_424b2-us26c6042d.htm

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Index Return of Worst Performing Underlying Index on the Final Valuation Date	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-31%	$690.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0

[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $899.50 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	You will not receive any contingent coupon payment for any quarter in which the closing level of the worst performing underlying index on the related valuation date is less than its coupon barrier level.

•	The securities are subject to the risks of all of the underlying indices and will be negatively affected if any one of the underlying indices performs poorly, even if the others perform well.

•	You will not benefit in any way from the performance of the better performing underlying indices.

•	You will be subject to risks relating to the relationship among the underlying indices.

•	Higher contingent coupon rates are associated with greater risk.

•	You may not be adequately compensated for assuming the downside risk of the worst performing underlying index on the final valuation date.

•	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments.

•	The securities offer downside exposure to the worst performing underlying index on the final valuation date, but no upside exposure to the underlying indices.

•	The performance of the securities will depend on the closing levels of the underlying indices solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying indices.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.

•	The Russell 2000® Index is subject to risks associated with small capitalization stocks.

•	The EURO STOXX 50® Index is subject to risks associated with non-U.S. markets.

•	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar.

•	Changes that affect the underlying indices may affect the value of your securities.

•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	The level of an underlying index may be adversely affected by Citigroup Global Markets Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.